Exhibit 10.1

DIRECTOR’S SUPPORT AGREEMENT

This Agreement (this “Agreement”), dated as of May _____, 2016, is entered into by and between the undersigned director (“Director”) of Cordia Bancorp Inc., a Virginia corporation (“Cordia”), and First-Citizens Bank & Trust Company, a North Carolina bank (“FCB”). Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement (as defined below).

Whereas, the Boards of Directors of Cordia and FCB contemplate the acquisition of Cordia by FCB through the merger of a transitory subsidiary of FCB into and with Cordia (the “Merger”) as described in an Agreement and Plan of Merger (the “Merger Agreement”) proposed to be entered into between them; and

Whereas, because of the substantial expense that FCB will incur in connection with the transactions contemplated by the Merger Agreement, concurrent with its execution of the Merger Agreement FCB desires to be assured of support for the Merger by members of Cordia’s Board of Directors, in their individual capacities; and

Whereas, Director is a stockholder of Cordia and, as a result of the Merger, he would receive cash consideration for his shares of Cordia Common Stock in the manner to be provided in the Merger Agreement; and

Whereas, Director desires that FCB enter into the Merger Agreement, and FCB is willing to do so on the condition, among others, that each of Cordia’s directors agree to vote their shares of Cordia Common Stock in favor of the Merger.

Now, Therefore, as an inducement to FCB for it to execute and deliver the Merger Agreement and incur the substantial expenses that it will incur in connection with the Merger, and in consideration of the cash consideration to be received by Director for his shares of Cordia Common Stock in the Merger and the premises and other good and valuable consideration, and intending to be legally bound hereby, Director agrees as described below.

1.            Support Agreement

(a)          Agreement to Vote. Exhibit A to this Agreement lists all shares of Cordia Common Stock as to which Director has sole power to vote or to direct the voting (“Sole Voting Shares”), and all shares of Cordia Common Stock as to which Director has shared power to vote or to direct the voting (“Shared Voting Shares”), in each case excluding the shares of Cordia Common Stock also listed on Exhibit A which are held by Director, or with respect to which Director has sole or shared voting power, solely as a fiduciary for persons other than Director (“Fiduciary Shares”). The Sole Voting Shares and Shared Voting Shares are sometimes referred to in this Agreement as the “Shares.”

At any meeting of Cordia stockholders, including any adjournment or postponement thereof, at which the Merger Agreement is submitted for approval (the “Cordia Stockholders' Meeting”), Director agrees to vote or cause or direct to be voted for approval of the Merger Agreement and the Merger all Sole Voting Shares, and to the extent of his or her power and authority, to vote or cause to be voted for approval of the Merger Agreement and the Merger all Shared Voting Shares. Director shall not be obligated to vote any Fiduciary Shares pursuant to this Agreement.

(b)          Agreement to Cooperate. In addition to the specific matters provided for elsewhere herein, Director shall take all action reasonably requested by FCB to support and to facilitate consummation of the Merger and the other transactions described in or contemplated by the Merger Agreement.

(c)          Covenants of Director. The Director further covenants and agrees as follows:

(i)          Restrictions on Transfer. Until the earlier of the day following the date of final adjournment of the Cordia Stockholders’ Meeting, or the termination of the Merger Agreement in accordance with its terms, Director will not pledge, hypothecate, grant a security interest in, sell, transfer or otherwise dispose of or encumber any of the Shares, and will not enter into any agreement, arrangement or understanding (other than an appointment of proxy solicited by Cordia for the purpose of voting the Shares in accordance with Section 1 hereof) which would during that term restrict, establish a right of first refusal to, or otherwise relate to, the transfer or voting of the Shares. Notwithstanding the foregoing, the following transfers of the Shares shall be permitted: (a) transfers by will or operation of law; (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, provided, however that no action shall be required to be taken to obtain a pledge agreement from any pledgee with respect to any pledge existing as of the date of this Agreement; (c) transfers in connection with estate or tax planning or similar purposes, including transfers to relatives, trusts, foundations and charitable organizations, subject to the transferee first agreeing in writing to be bound by the terms of this Agreement; (d) transfers to one or more other stockholders of Cordia who are bound by a comparable voting agreement with FCB; (e) transfers to any entity with which Director shares in common an investment manager or advisor that has voting authority with respect to Director’s and the entity’s investments and which entity is bound, or agrees in writing to be bound, by the terms of this Agreement; and (f) such transfers as FCB may otherwise permit in its sole discretion.

(ii)         Other Acquisition Proposals. Until the earlier of the day following the date of final adjournment of the Cordia Stockholders' Meeting, or the termination of the Merger Agreement in accordance with its terms, and to the extent of his or her power and authority, Director will not directly or indirectly vote or direct or cause to be voted any Shares in favor of, and he or she will vote, direct or cause the Shares to be voted against, any Acquisition Agreement (as that term is defined in Section 5.02(m) of the Merger Agreement), other than the Merger Agreement.

(iii)        Additional Shares. The provisions of this Section 1 shall apply to all Shares currently owned and hereafter acquired, beneficially or of record, by Director.

(d)          No Prior Proxies. The Director represents, warrants and covenants that any proxies or voting rights previously given with respect to the Shares are not irrevocable, and that any such proxies or voting rights are irrevocably revoked.

(e)          Certain Events. The Director agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Shares shall pass, whether by operation of law or otherwise, including Stockholder’s successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of Cordia affecting the Shares, the number of Shares subject to the terms of this Agreement shall be appropriately adjusted, and this Agreement and the obligations hereunder shall attach to any additional Shares issued to or acquired by Director.

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(f)          Capacity Only as a Stockholder. Except for Section 1(b), this Agreement relates solely to the capacity of Director in his individual capacity as a stockholder or beneficial owner of the Shares and is not in any way intended to affect or prevent the exercise by Director of his or her responsibilities as a director or officer of Cordia.

(g)          Waiver of Statutory Appraisal Rights. The Director hereby waives all statutory rights of appraisal or to dissent from the Merger that he or she, as a stockholder of Cordia, may have with respect to the Shares under Virginia law as a result of the Merger.

(h)          Termination; Responsibility for Default. This Agreement shall terminate upon the earlier of (1) the approval of the Merger Agreement by Cordia’s stockholders of (2) the termination of the Merger Agreement. If this Agreement is terminated, it shall forthwith become null and void, and there shall be no further obligation on the part of Director, except that nothing in this Section 1 shall relieve Director from any liability for breach of this Agreement before such termination.

(i)          Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Director in accordance with their specific terms or were otherwise breached. FCB shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Director and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which FCB is entitled at law or in equity. The Director waives the posting of any bond or security in connection with any proceeding related thereto.

2.           Amendments.

This Agreement may not be modified, amended, altered or supplemented except by execution and delivery of a written agreement by all of the parties hereto.

3.           Governing Law.

This Agreement shall in all respects be governed by and construed in accordance with the laws of Virginia without regard to the conflict of law principles thereof.

4.           Benefit of Agreement; Assignment.

This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by, the parties hereto and their respective personal representatives, successors and assigns, except that the Director may not transfer or assign any of his or her rights or obligations hereunder without the prior written consent of FCB.

5.            Counterparts.

This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

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[Signature Page Follows]

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In Witness Whereof, FCB and the undersigned director and stockholder of Cordia each has caused this Agreement to be duly executed as of the day and year first above written.

Director

Print Name:

First-Citizens Bank & Trust Company

By:
Craig L. Nix
Chief Financial Officer

Exhibit A

Sole Voting Shares

Number of Shares	How Held

Shared Voting Shares

Number of Shares	How Held

Fiduciary Shares

Number of Shares	How Held